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Exhibit 23.1

Consent of KPMG LLP

Independent Auditors' Consent

The Board of Directors
Tom Brown, Inc.

        We consent to the incorporation by reference in the registration statements Nos. 33-42991, 33-60191, 33-60842, 333-13157, 333-30069, 333-42011, 333-56577, 333-69353, 333-89031, 333-89033, 333-31426, 333-57814, 333-74268 and 333-106596 on Form S-8 and 333-104896 on Form S-3 of Tom Brown, Inc. of our report dated February 18, 2004, with respect to the consolidated balance sheets of Tom Brown, Inc. as of December 31, 2002 and 2003 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2003 annual report on Form 10-K of Tom Brown, Inc. Our report refers to (i) a change in the method of accounting for asset retirement obligations, (ii) a change in the method of accounting for the impairment of goodwill and other intangible assets, and (iii) a change in the method of accounting for derivative instruments and hedging activities in 2001.

        Our report refers to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was effective January 1, 2002 and No. 143, Accounting for Asset Retirement Obligations, which was effective January 1, 2003. Our report states that we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of Tom Brown, Inc. other than with respect to such disclosures.

KPMG LLP

Denver, Colorado
March 11, 2004

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Consent of KPMG LLP